SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                          FORM 8-A12B/A
                         Amendment No. 3

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) or (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

                     KOLLMORGEN CORPORATION
     (Exact Name of Registrant as Specified in its Charter)

NEW YORK
(State of Incorporation or
Organization)
04-2151861
(I.R.S. Employee Identification
No.)
1601 TRAPELO ROAD
WALTHAM, MASSACHUSETTS
(Address of Principal Executive
Offices)

02154
(Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to
General Instruction A.(c), check the following box.      / X /

               If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to
General Instruction A.(d), check the following box.     /   /

               Securities Act registration statement file number to which this
form relates:         1-5562

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

TITLE OF EACH CLASS TO BE SO
REGISTERED
NAME OF EXCHANGE ON WHICH EACH
CLASS IS TO BE REGISTERED
Rights to Purchase Series B
Preferred Stock

New York Stock Exchange

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:  None

    Item 1.  Description of Registrant's Securities to be Registered.

    Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by Kollmorgen Corporation (the "Registrant") on December 22, 1988 and amended as of April 22, 1990 (the "Original Form 8-A"), relating to the rights distributed to the shareholders of the Registrant (the "Rights") in connection with the Rights Agreement dated as of December 20, 1988 and amended and restated as of March 27, 1990 between the Registrant and the First National Bank of Boston. The Original Form 8-A is hereby incorporated by reference herein.

    On October 22, 1998, the Board of Directors of the Registrant (the "Board") approved and adopted the Amended and Restated Rights Agreement dated October 22, 1998 (the "Amended Rights Agreement") between the Registrant and BankBoston, N.A., a national banking association, as rights agent.

     A new amended and restated plan was adopted in the normal course of updating and extending the predecessor shareholder rights plan, which was adopted in December of 1988 and was scheduled to expire on December 20, 1998, and not in response to any acquisition proposal. In the Amended Rights Agreement, the Registrant has extended the expiration date of its rights plan to October 22, 2008.

    A copy of the Amended Rights Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

    Item 2.  Exhibit.

     1. Form of Amended and Restated Rights Agreement dated as of October 22, 1998 between the Registrant and BankBoston, N.A., a national banking association, as rights agent (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on November 4, 1998 under Form SE).

                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                KOLLMORGEN CORPORATION


                                By:  /s/ James A. Eder
                                     Name:   James A. Eder
                                     Title:  Vice President



Date: November 9, 1998